Rain Oncology Inc SC TO-T

Exhibit (d)(2)

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (this “Agreement”) is by and between the undersigned parties as of the Effective Date set forth below. In connection with the Business Purpose (as defined below), the undersigned parties may exchange certain Proprietary Information (as defined below). For and in consideration of these disclosures, the undersigned agree to the following terms.

1. Definitions.

(a)       “Affiliate” means any entity controlled by, under common control with, or controlling Recipient through the ownership of voting securities, by contract or otherwise.

(b)      “Authorized Person” means Recipient’s or its Affiliate’s employees, officers, legal counsel, members of Recipient’s board of directors or supervisory board, and independent contractors, each of whom Recipient shall require to comply with the obligations of Recipient under this Agreement.

(c)       “Business Purpose” means the possible sales transaction between the parties.

(d)      “Disclosing Party” means the party disclosing Proprietary Information to the other party to this Agreement.

(e)       “Effective Date” means the last date set forth below.

(f)       “Proprietary Information” means all confidential, proprietary or nonpublic information, including, but not limited to Trade Secrets, provided by or relating to the Disclosing Party and its business (including such information from or related to a Third Party), whether in oral, visual, written, electronic or other tangible or intangible form, and whether or not marked or designated as “confidential”, and all notes, analyses, summaries, and other materials prepared by Recipient or any of its Authorized Persons that contain, are based on, or otherwise reflect, to any degree, any of the foregoing.

(g)       “Recipient” means the party who receives Proprietary Information under this Agreement.

(h)      “Third Party” means any person or entity other than an Authorized Person.

(i)        “Trade Secret” means information constituting a trade secret pursuant to applicable law.

2.      Term; Return or Destruction of Proprietary Information. The term of this Agreement shall commence on the Effective Date and continue thereafter for a period of three (3) years. Upon Disclosing Party’s written request, Recipient shall either: (a) promptly return to Disclosing Party all of Disclosing Party’s Proprietary Information in Recipient’s possession or under their control, and any copies thereof, regardless of form, or (b) destroy in a commercially acceptable manner or, if stored electronically, purge all of Disclosing Party’s Proprietary Information and copies thereof in Recipient’s possession or under Recipient’s control, and confirm to Disclosing Party the destruction or purging of such Proprietary Information. Notwithstanding the foregoing, Recipient may retain the Disclosing Party’s Proprietary Information (but not any identifiable patient information) provided that such Proprietary Information is retained subject to this Agreement, which shall survive for such purpose, only where and to the extent Disclosing Party’s Proprietary Information is: (y) retained in back-up systems in accordance with Recipient’s normal back-up procedures, provided such back-up systems are not accessible by employees of Recipient other than those with responsibility for supporting such back-up systems and such Proprietary Information is promptly purged in accordance with Recipient’s document or data retention policy; or (z) retained in order to comply with applicable law or regulation, or for use in pursuing, defending, or resolving a dispute under this Agreement.

3. Proprietary Information.

(a)       Recipient agrees to hold all Proprietary Information in trust and confidence and will not at any time, directly or indirectly, furnish or divulge any of the Proprietary Information to a Third Party. Recipient shall exercise its best efforts to prevent disclosure of the Proprietary Information to a Third Party. Recipient may only disclose the Proprietary Information to an Authorized Person with a need to know such information in connection with the Business Purpose. Recipient shall not exploit or attempt to exploit in any way or manner whatsoever the Proprietary Information for its own private benefit or for the benefit of any person, firm or entity other than Disclosing Party. Recipient shall notify Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Proprietary Information in violation of this Agreement.

(b)      The obligations under this Agreement do not apply if and to the extent Recipient establishes that: (i) the information disclosed to Recipient was already known to Recipient, without obligation to keep it confidential, at the time of its receipt from Disclosing Party, as evidenced by documents in the possession of Recipient prepared or received prior to disclosure of such information; (ii) the information was received by Recipient in good faith from a Third Party lawfully in possession thereof without obligation to keep such information confidential and without requiring Recipient to keep the information confidential; (iii) the information was publicly known or available at the time of its receipt by Recipient or thereafter becomes publicly known or available other than by a breach of this Agreement, or (iv) the information was independently developed by Recipient or its Authorized Persons without use of Disclosing Party’s Proprietary Information. In the event Proprietary Information is required to be disclosed by applicable statute or regulation or by judicial or administrative process, Recipient shall use reasonable efforts under the circumstances to the extent legally permissible to notify Disclosing Party of such requirement so as to provide Disclosing Party the opportunity to seek (at the Disclosing Party’s sole cost and expense) a protective order or other similar relief. In the event such protective order or other similar relief is not obtained, the Recipient may disclose only that portion of this Proprietary Information is required to be disclosed and shall use commercially reasonable efforts to request that such Proprietary Information is afforded confidential treatment.

(c)       Recipient will not make copies of any written Proprietary Information except as reasonably required in connection with the Business Purpose.

(d)      If the Proprietary Information comprises software, then Recipient shall not copy, reverse engineer, or decompile such software.

(e)       Recipient acknowledges and agrees that its obligations under this Agreement with regard to the Trade Secrets shall remain in effect for as long as such information remains a Trade Secret under applicable law. This Section 3(e) will survive the termination of this Agreement.

4.    Ownership. Recipient acknowledges and agrees that the disclosure of the Proprietary Information to Recipient does not confer upon Recipient any license, interest or rights of any kind in or to the Proprietary Information.

5.    Warranty Disclaimer. This Agreement imposes no obligation on either party to disclose any Proprietary Information or to negotiate for, enter into, or otherwise pursue the Business Purpose. Disclosing Party makes no representation or warranty, expressed or implied, as to the accuracy or completeness of the Proprietary Information, and will have no liability to Recipient or any other person relating to Recipient’s use of any of the Proprietary Information or any errors therein or omissions therefrom.

6.    Remedies. Recipient acknowledges and agrees that the remedies at law for breach of any covenant in this Agreement may be inadequate and that Disclosing Party shall be entitled to seek injunctive relief for any breach of this Agreement by Recipient. Nothing herein shall be construed as limiting Disclosing Party’s right to any other remedies at law, including the recovery of damages for breach of this Agreement.

7.    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles.

8.    Forum. The parties submit to the exclusive jurisdiction and venue of the state or federal courts having jurisdiction over the State of Delaware of any claims or actions arising, directly or indirectly, out of or related to this Agreement. The parties stipulate that the venues referenced in this Agreement are convenient.

9.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.      Counterparts; Signatures. This Agreement may be executed in counterparts and all counterparts so executed shall constitute the agreement of the parties notwithstanding that they are not signatory to the original or to the same counterpart. A counterpart delivered via E-mail or facsimile will be deemed to be an original.

11.    Entire Agreement. This Agreement expresses the sole and entire agreement between the parties with respect to the exchange of Proprietary Information between the parties in connection with the Business Purpose and supersedes all prior discussions, representations, agreements and understandings regarding the disclosure of Proprietary Information in connection the Business Purpose. This Agreement shall inure to the benefit of each party and any of their respective successors.

12.    Amendments. The terms of this Agreement may not be varied or modified in any manner, except in a subsequent writing executed by an authorized representative of both parties.

The parties have caused this Agreement to be executed by their authorized representatives.

PATHOS AI, INC.,		RAIN ONCOLOGY INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Matt De Silva	By:	/s/ Erik Atkisson

Print Name: Matt De Silva		Print Name: Erik Atkisson

Its: Chief Operating Officer		Its: General Counsel and Chief Compliance Officer

Dated:	10/17/2023	Dated:	10/17/2023